Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CELL THERAPEUTICS RECEIVES ADDITIONAL NASDAQ NOTIFICATION

January 26, 2009 Seattle— Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) announced today that the Company received an Additional Staff Determination letter (the “Determination Letter”) from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market indicating that the Company did not comply with Marketplace Rule 4350(i)(1)(C) when the Company amended the acquisition agreement with Systems Medicine, Inc. (“SMI”) and issued additional common shares to SMI shareholders. Marketplace Rule 4350(i)(1)(C) requires shareholder approval for the issuance of common stock in connection with an acquisition if the issuance is greater than 20 percent of the pre-acquisition shares outstanding.

On January 6, 2009, as disclosed in the Company’s Form 8-K filed with the SEC on January 8, 2009, the Company entered into the First Amendment to Acquisition Agreement (the “Amendment”), which amended the Acquisition Agreement with SMI, dated as of July 24, 2007, whereby the Company acquired SMI in a stock-for-stock merger. Pursuant to the Amendment, the “earn-out” provision of the Acquisition Agreement was amended to provide that the Company shall pay accredited SMI stockholders an immediate substitute “earn-out” payment of $5 million, to be paid in common stock at a value of $0.13 per share (the closing market price on the date of the Amendment), in lieu of the former potential milestone payments of $5 million and $10 million tied to certain FDA milestones for Brostallacin. As a result, the Company issued 38,186,911 shares of its common stock to SMI stockholders, which is in excess of 20% of the Company’s pre-transaction shares outstanding as of July 24, 2007, the date of the original Acquisition Agreement.

The violation was inadvertent and unintentional. Upon learning of the Staff’s position that the issuance of shares resulting from the Amendment violated Marketplace Rule 4350(i)(1)(C) , the Company took immediate action to rescind the issuance of such shares.

The Determination Letter also indicated that the Company has at times not complied with Marketplace Rule 4310(c)(17), which requires companies to submit a “Listing of Additional Shares” form to NASDAQ no later than 15 days prior to entering into a transaction that involves the issuance of additional securities, including the form that was submitted in connection with the Amendment, and based upon the Company’s history of non-compliance with certain of NASDAQ’s corporate governance criteria, indicated that the Staff had raised public interest concerns under Marketplace Rule 4300.

As disclosed on January 7, 2009, the NASDAQ Listing Qualifications Panel (the “Panel”) recently granted the Company’s request to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market, subject to the Company evidencing compliance with all applicable requirements for continued listing on The NASDAQ Capital Market, including the $35 million market value of listed securities requirement or its alternatives, by February 12, 2009. The Determination Letter provided formal notice that the Panel will consider the additional matters raised by the Staff in rendering a determination regarding the Company’s continued listing on The NASDAQ Capital Market. Pursuant to Marketplace Rule 4804(c), the Company will present its views with respect to those matters for the Panel’s review no later than January 30, 2009. As part of that submission, the Company plans to request continued listing on The NASDAQ Capital Market; however, there can be no assurance that the Panel will grant the Company’s request.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. These risks and uncertainties include, without limitation, that the Company may continue to be unable to meet the continued listing requirements for The NASDAQ Capital Market, and that it may be unsuccessful in obtaining a favorable determination from the Panel regarding the Company’s continued listing on The NASDAQ Capital Market; as well as other risk and uncertainties that could affect the Company’s business operations and the development of the Company’s products including the Company’s need to raise additional capital, risks associated with preclinical and clinical developments in the biopharmaceutical industry in general including, without limitation, the potential failure of a product to prove safe and effective for treatment of a specific condition, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, and costs of developing, producing and selling the product(s). You should also review the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors